Exhibit 99.(h)(5)(iv)

Execution Version

AMENDMENT NO. 3

TO

THE AMENDED AND RESTATED CREDIT AGREEMENT

AMENDMENT NO. 3 (this “Amendment”), dated as of April 16, 2024, to the Amended and Restated Credit Agreement, dated as of April 19, 2022, by and among each corporation and each trust listed on Schedule 1 thereto and The Bank of New York Mellon, as amended, supplemented or otherwise modified by Amendment No. 1, dated as of October 7, 2022, and Amendment No. 2, dated as of April 18, 2023 (as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Each capitalized term not defined herein shall have the version I meaning ascribed to it in the Credit Agreement.

RECITALS

I.            The Borrowers desire to amend the Credit Agreement, and the Bank has agreed thereto, upon the terms and conditions herein contained.

AGREEMENTS

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.                  The following defined term contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Approved Amount” means $100,000 or an integral multiple of $50,000 in excess thereof.

“Scheduled Commitment Termination Date” means April 15, 2025.

2.                  Paragraph 1 of this Amendment shall not be effective until the following conditions are satisfied (the date, if any, on which all such conditions shall have first been satisfied being referred to herein as the “Amendment Effective Date”):

(a)                the Bank shall have received from each Borrower either (i) a counterpart of this Amendment executed by a duly authorized representative of such Borrower or (ii) written evidence satisfactory to the Bank (which may include facsimile or electronic mail transmission (in printable format) of a signed signature page of this Amendment) that a duly authorized representative of such Borrower has executed a counterpart of this Amendment;

(b)               the Bank shall have received a certificate, dated the Amendment Effective Date, from an authorized representative of each Borrower, in all respects satisfactory to the Bank, (i) certifying as to the incumbency of authorized persons of such Borrower executing this Amendment, (ii) attaching true, complete and correct copies of the resolutions duly adopted by the Board of such Borrower approving this Amendment and the transactions contemplated hereby, all of which are in full force and effect on the Amendment Effective Date, and (iii) certifying that such Borrower’s Organization Documents have not been amended, supplemented or otherwise modified since April 18, 2023 or, if so, attaching true, complete and correct copies of any such amendment, supplement or modification;

(c)                at least five days prior to the Amendment Effective Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Borrower to the Bank;

(d)               the Bank shall have received such documents and information that the Bank shall have requested in order to comply with “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies; and

(e)                all out-of-pocket costs and expenses of the Bank (including the reasonable fees and disbursements of counsel to the Bank) incurred in connection with the preparation, negotiation, execution and delivery of this Amendment on or prior to the Amendment Effective Date shall have been paid.

3.                  Each Borrower (a) reaffirms and admits the validity and enforceability of each Loan Document to which it is a party and all of such Borrower’s obligations thereunder and agrees and admits that (i) it has no defense to any such obligation and (ii) it shall not exercise any setoff or offset to any such obligation, and (b) (1) represents and warrants that, as of the date of execution and delivery hereof by such Borrower, no Default has occurred and is continuing and (2) the representations and warranties of such Borrower contained in the Credit Agreement and the other Loan Documents are true on and as of the date hereof with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

4.                  In all other respects, the Loan Documents shall remain in full force and effect, and no amendment in respect of any term or condition of any Loan Document shall be deemed to be an amendment in respect of any other term or condition contained in any Loan Document.

5.                  This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged. Delivery of an executed counterpart of a signature page of this Amendment by telecopy, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Bank to accept electronic signatures in any form or format without its prior written consent. Without limiting the generality of the foregoing, each party hereto hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation between the Bank and the Borrowers, electronic images of this Amendment (including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto. For purposes hereof, “Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

6.                  THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized representative as of the day and year first above written.

BAILLIE GIFFORD FUNDS

By:	/s/ Lindsay Cockburn
Name:	Lindsay Cockburn
Title:	Treasurer

THE BANK OF NEW YORK MELLON

By:	/s/ Matthew Morris
Name:	Matthew Morris
Title:	Vice President

Amendment No. 3 to the Amended and Restated Credit Agreement